UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

June 18, 2008
Date of report (Date of earliest event reported)

C2 GLOBAL TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

40 King Street West, Suite 3200, Toronto, Ontario, Canada, M5H 3Y2
(Address of Principal Executive Offices and Zip Code)

(416) 866 3000
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

In April 2004, certain shareholders of C2 Global Technologies Inc. (“C2” or the “Company”) filed derivative and securities lawsuits in the Superior Court of the State of California against C2’s majority stockholder, Counsel Corporation (together with its subsidiaries and affiliates, “Counsel”), C2 and several affiliated companies, as well as four present and former officers and directors of C2. Counsel and C2 believe, and have always maintained, that the claims are without merit and have defended the actions.

Effective June 18, 2008, in order to settle the litigation, and without any admission of liability by the defendants, the parties have agreed to the following: (i) Counsel and/or certain of its affiliates, other than C2, will pay a total of $520,000 to the named plaintiffs; (ii) Counsel and/or a subsidiary other than C2 will give the plaintiffs approximately 370,000 common shares of C2, being five common shares of C2 for every share of C2 owned by the plaintiffs when the litigation commenced; (iii) plaintiffs who were also dissenting shareholders in an appraisal action filed by C2 in Florida in June 2004 will withdraw their dissent and C2 will return the shares that they tendered; (iv) Counsel and/or an affiliate will transfer 350,000 common shares to C2 for cancellation to settle the derivative claims of the litigation. The terms of the settlement of the derivative claims were endorsed by the California court on May 23, 2008.

As a result of the transfer of common shares to the plaintiffs and the cancellation of the shares transferred to C2, Counsel’s percentage ownership in C2 will be reduced from approximately 92.5% to 90.8%.

On June 19, 2008, Counsel and C2 issued a press release which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Exhibits

Exhibit No.	Title

99.1	Press release by Counsel dated June 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C2 Global Technologies Inc.

Date: June 23, 2008	By:	/s/ Stephen A. Weintraub
Name: Stephen A. Weintraub
Title: Chief Financial Officer and Corporate Secretary